Exhibit 10.1

March 6, 2018
Corvex Management LP
667 Madison Avenue
New York, New York 10065
Attn:  Keith Meister
Ladies and Gentlemen:
Energen Corporation (the "Company"), on the one hand, and Corvex Management LP ("Corvex"), on the other hand, have mutually agreed to the terms contained in this letter (this "Letter Agreement"). For purposes of this Letter Agreement, we refer to each of the Company and Corvex as a "Party" and, collectively, as the "Parties."
1. Board Composition and Related Matters.

                  (a)        Concurrently with the execution of this Letter Agreement the Board of Directors of the Company (the "Board") shall expand the size of the Board to eleven members and elect Jonathan Z. Cohen and Vincent J. Intrieri (the "New Directors") as members of the Board to fill the two vacancies created by such expansion, each with terms to expire at the Company's 2018 annual meeting of shareholders (the "2018 Annual Meeting").  The Company agrees to include the New Directors in the slate of nominees recommended by the Board in the proxy statement and proxy card relating to the 2018 Annual Meeting (the "2018 Proxy Materials"), with Mr. Cohen nominated to serve in the class of directors with terms expiring at the Company's 2021 annual meeting of shareholders and Mr. Intrieri nominated to serve in the class of directors with terms expiring at the Company's 2020 annual meeting of shareholders (the "2020 Annual Meeting").  The Company shall use its reasonable best efforts to cause the election of the New Directors at the 2018 Annual Meeting (which, for the avoidance of doubt, shall be no less than effort expended with respect to other Company nominees) and shall recommend the Company's shareholders vote for the election of the New Directors.  In connection with the foregoing, the Company agrees that (i) Laurence M. Downes and Lori A. Lancaster (whose current terms expire at the 2018 Annual Meeting) shall be nominated to serve in the class of directors with terms expiring at the Company's 2019 annual meeting of shareholders (the "2019 Annual Meeting") (which the Parties acknowledge shall require Mr. Downes and Ms. Lancaster to be elected for a one-year term at the 2018 Annual Meeting) and (ii) William G. Hargett and Alan A. Kleier (whose current terms also expire at the 2018 Annual Meeting) shall be nominated to serve in the class of directors with terms expiring at the Company's 2021 annual meeting of shareholders (the "2021 Annual Meeting").  The Company further agrees (i) not to expand the size of the Board beyond eleven members at any time prior to the 2019 Annual Meeting, (ii) except as set forth in the previous sentence, not to change or seek to change the classes on which the directors (or their replacements) serve, and (iii) to hold the 2018 Annual Meeting no later than May 31, 2018.  Based on the foregoing, and assuming the election of each of the Company's nominees at the 2018 Annual Meeting (including Mr. Intrieri, Mr. Cohen, Mr. Downes, Ms. Lancaster, Mr. Hargett and Mr. Kleier): (1) the class of directors with terms expiring at the 2021 Annual Meeting shall be comprised of Mr. Hargett, Mr. Kleier and Mr. Cohen; (2) the class of directors with terms expiring at the 2020 Annual Meeting shall be comprised of Kenneth W. Dewey, M. James Gorrie, James T. McManus, II and Mr. Intrieri; and (3) the class of directors with terms expiring at the 2019 Annual Meeting shall be comprised of Mr. Downes, Ms. Lancaster, Jay Grinney and Frances Powell Hawes.
                  (b)        The New Directors will use their respective reasonable best efforts to obtain a waiver with respect to the "over-boarding" policies of Institutional Shareholder Services and BlackRock, Inc., if applicable, as soon as reasonably practicable, and if such waiver is not obtained use their respective reasonable best efforts to comply with such requirements prior to the one-year anniversary of this Letter Agreement.  In furtherance of the foregoing, Corvex hereby agrees that it shall use its reasonable best efforts to assist in procuring the compliance and obtaining of any waiver contemplated by the preceding sentence, or in connection with any replacement individual(s) who become members of the Board pursuant to paragraph 1(c), to the extent requested by the Company.
                  (c)        Should there be a vacancy or vacancies, for any reason, as a result of the removal or resignation of one or both of the New Directors or any other event resulting in one or both of the New Directors no longer being a director, in each case, prior to the Company's mailing of definitive proxy materials with respect to the 2019 Annual Meeting, then, provided Mr. José Maria Alapont (i) meets all director independence and other standards of the New York Stock Exchange and the Securities and Exchange Commission (the "SEC"), (ii) provides to the Company all information that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and New York Stock Exchange rules and regulations, (iii) complies with and, where applicable, enters into all policies, codes of conduct, confidentiality obligations and codes of ethics applicable to all of the Company's directors, including consent to be named in the Company's proxy materials and to serve as a director of the Company if elected, (iv) agrees to use his or her reasonable best efforts to obtain a waiver with respect to the "over-boarding" policies of Institutional Shareholder Services and BlackRock, Inc., if applicable, as soon as reasonably practicable, and if such waiver is not obtained use his or her reasonable best efforts to comply with such requirements prior to the one-year anniversary of his election to the Board, and (v) is not an employee, director, officer, controlling person or otherwise an affiliate (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Corvex and/or its affiliates (the "Replacement Requirements"), Corvex shall be entitled to designate him (or if he is no longer able or willing to serve as a director or does not then satisfy the Replacement Requirements, another individual (or, if there are two such vacancies, two other individuals) satisfying the Replacement Requirements and reasonably acceptable to the Board) in replacement of such individual(s) and the Company, the Board and all applicable committees and subcommittees shall take all necessary actions to (i) promptly appoint such individual(s) to fill such vacancy or vacancies until the 2018 Annual Meeting or 2019 Annual Meeting, as applicable, and (ii) nominate such individual(s) for election at the 2018 Annual Meeting or 2019 Annual Meeting, as applicable, to serve in the class of directors with the applicable remaining term of the New Director(s) being replaced and such replacement individual(s) shall be considered to be a "New Director" or "New Directors", as the case may be, under this Agreement.  The Company shall use its reasonable best efforts to cause the election of such New Director(s) at the 2018 Annual Meeting or 2019 Annual Meeting, as applicable (which, for the avoidance of doubt, shall be no less than effort expended with respect to other Company nominees) and shall recommend the Company's shareholders vote for the election of such New Director(s). Corvex agrees that if a New Director resigns from the Board, Corvex and its affiliates shall neither (1) nominate such individual as a director nor (2) engage in, or encourage any third person to engage in, any solicitation with respect to,  or vote in favor of or otherwise directly or indirectly support, the election of such individual as a director, in either case in connection with a contested solicitation of proxies at the 2019 Annual Meeting.  Notwithstanding anything to the contrary in this Letter Agreement, Corvex's rights pursuant to this paragraph 1(c) shall terminate at such time as Corvex no longer beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 5.0% or more of the outstanding common stock, $0.01 par value, of the Company ("Common Stock").

                  (d)        The Company agrees that (i) the New Directors will each be added to one or more committees of the Board (as determined by the full Board), and (ii) if it forms any new committees or subcommittees of the Board, the Board shall offer to the New Directors and, if accepted by the New Directors, appoint such New Director or New Directors to such committee, as applicable; provided that if any such new committee has four or fewer total members, the Board shall only be required to offer one New Director the opportunity to serve on such new committee (whom the New Directors shall be entitled to select among themselves or, if they cannot agree, the Board shall select), provided further, that the Board shall not form any strategic, transaction or executive committee (or other committee with authority commonly granted to such committees) or delegate authority commonly associated with such committees to any existing committee unless both New Directors are offered to the opportunity to sit on such committee (regardless of the number of members).  The Board and any committees or subcommittees of the Board will not remove any New Director from a committee of the Board, except as required by law, with Corvex's prior written consent or if such New Director is no longer serving on the Board.

                  (e)        Corvex shall, and shall cause its affiliates to, (i) in the case of all shares of Common Stock owned of record, as of the record date for the 2018 Annual Meeting (which the Company hereby confirms is February 28, 2018), by Corvex or an affiliate, cause such shares, and (ii) in the case of all shares of Common Stock beneficially owned but not owned of record, as of the record date for the 2018 Annual Meeting, by Corvex or an affiliate, direct the record holder to cause such shares (x) to be present for quorum purposes at the 2018 Annual Meeting and (y) to be voted in favor of (1) each director candidate nominated by the Company, (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company to audit the financial statements for calendar year 2018 and (3) any "say-on-pay" proposal. Neither the Company nor Corvex shall knowingly take any actions, including making any public statements, inconsistent with seeking to effect the election of all of the nominees to the Board as set forth in the 2018 Proxy Materials.

                  (f)        Corvex shall promptly cause the appeal captioned Corvex Management LP, Appellant, v. Energen Corporation, Appellee, docket No. 1170200, pending before the Supreme Court of Alabama to be voluntarily dismissed with prejudice.

                  (g)        Concurrently with the execution of this Letter Agreement, Corvex shall cause the Stockholder (as defined therein) to irrevocably withdraw the Notice of Intent to Bring Business Before, and Nominate Individuals for Election as Directors at, the 2018 Annual Meeting of Stockholders of Energen Corporation submitted by the Stockholder to the Company on January 31, 2018.

2. Press Release. The Parties agree that the Company will issue the press release attached to this Letter Agreement as Exhibit A promptly (and in no event later than March 7, 2018) following the execution and delivery of this Letter Agreement by the Parties.
3. Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
4. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. Accordingly, the Parties hereby agree that in the event of any breach or threatened breach by one of the Parties of any of its respective covenants or obligations set forth in this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement; provided, however, that nothing in this Letter Agreement shall prevent a Party from raising equitable defenses in any such proceeding. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms of this Letter Agreement by way of equitable relief.
5. Applicable Law and Jurisdiction. This Letter Agreement will be governed by, and enforced in accordance with, the laws of the State of Delaware without reference to conflicts of laws principles (except that matters relating to the internal affairs of the Company or the Board (including, without limitation, the interpretation of the Company's certificate of incorporation and bylaws and the Alabama Business and Nonprofit Entity Code) shall be governed by the internal laws of the State of Alabama without reference to conflicts of laws principles). Each of the Parties irrevocably agrees that any legal action or proceeding based on or arising out of this Letter Agreement will be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any appropriate state or federal court within the State of Delaware. Each of the Parties irrevocably waives the right to trial by jury in any such action or proceeding. Each of the Parties hereby irrevocably submits to the personal jurisdiction of the aforesaid courts for purposes of any legal action or proceeding based on or arising out of this Letter Agreement, and irrevocably waives any argument that such courts are an inconvenient or improper forum for any such action or proceeding. Each Party consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party's principal place of business or as otherwise provided by applicable law.
6. Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy, when such telecopy is transmitted, and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the principal executive office of Corvex or the Company, as applicable, to the attention of such Party's Chief Executive Officer.
7. Entire Agreement. This Letter Agreement, including exhibits and schedules attached to this Letter Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof.
[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

ENERGEN CORPORATION
By: /s/James T. McManus, II
Name: James T. McManus, II
Title: Chairman, Chief Executive Officer and President
Acknowledged and agreed to as of the date
 first written above:
CORVEX MANAGEMENT LP

By: /s/Keith Meister
        Name: Keith Meister
        Title: Managing Partner

EXHIBIT A
PRESS RELEASE
[attached as Exhibit 99.1]